Exhibit to Accompany
Sub-Item 77 (C) :  Submission of matters to a vote of security holders
Form N-SAR
MASON STREET FUNDS
File Number:  811-07961
"Period April 01, 2005 through March 31, 2006"

Shareholder Meetings (Unaudited)

On December 14, 2005, the Funds Board of Directors approved two separate Agreements and Plans of Reorganization: one with Federated Investors and the other with American Century Investments. At two special meetings of the Funds' Shareholders, on March 15 and March 23, 2006, shareholders voted to approve the following proposals:

Proposal regarding the Mason Street Index 400 Stock Fund:	# of Votes

To approve an Agreement and Plan of Reorganization pursuant to which Federated Mid-Cap Index Fund, a portfolio of Federated Index Trust, would acquire all of the assets of the Mason Street Index 400 Stock Fund in exchange for Shares of Federated Mid-Cap Index Fund to be distributed pro rata by the Mason Street Index 400 Stock Fund to its shareholders, in complete liquidation and termination of the Mason Street Index 400 Stock Fund.


Affirmative							13,209,737
Against								751,814
Abstain								374,065

TOTAL								14,335,616

Shareholder Meeting Date:  March 15, 2006


Proposal regarding the remaining Mason Street Funds:

To approve an Agreement and Plan of Reorganization (the Plan of
Reorganization) providing for (i) the acquisition of the Funds assets by the acquiring fund (the Acquiring Fund) solely in exchange for an aggregate value of a corresponding class of newly issued shares of capital stock or beneficial interest, if the American Century registrant is a business trust, of the Acquiring Fund equal to the net asset value of the Funds assets as calculated, solely for purposes of the Reorganization, using the policies and procedures used by the American Century Funds, and (ii) the subsequent distribution by the Fund of such shares to its shareholders in liquidation of the Fund. A vote in favor of this proposal will constitute a vote in favor of the termination of the Fund as a series portfolio of Mason Street Funds, Inc.

Small Cap Growth Stock Fund

Affirmative							2,059,901
Against								56,131
Abstain								52,888

TOTAL								2,168,920

Shareholder Meeting Date:  March 23, 2006

Aggressive Growth Stock Fund

Affirmative							11,049,684
Against	     							117,074
Abstain	     							203,672

TOTAL								11,370,430

Shareholder Meeting Date:  March 15, 2006


International Equity Fund

Affirmative							17,823,373
Against								285,271
Abstain								215,997

TOTAL								18,324,641

Shareholder Meeting Date:  March 15, 2006


Growth Stock Fund

Affirmative							9,414,837
Against								79,797
Abstain								204,746

TOTAL								9,699,380

Shareholder Meeting Date:  March 23, 2006


Large Cap Core Stock Fund

Affirmative							14,693,676
Against								278,356
Abstain								269,117

TOTAL								15,241,149

Shareholder Meeting Date:  March 15, 2006


Index 500 Stock Fund

Affirmative							8,530,614
Against								210,782
Abstain								394,500

TOTAL								9,135,896

Shareholder Meeting Date:  March 15, 2006


Asset Allocation Fund

Affirmative							9,184,174
Against								313,292
Abstain								342,371

TOTAL								9,839,837

Shareholder Meeting Date:  March 15, 2006


High Yield Bond Fund

Affirmative							17,776,345
Against								210,724
Abstain								230,383

TOTAL								18,217,452

Shareholder Meeting Date:  March 23, 2006


Municipal Bond Fund

Affirmative							2,127,190
Against								10,422
Abstain								27,343

TOTAL								2,164,955

Shareholder Meeting Date:  March 15, 2006


Select Bond Fund

Affirmative							11,268,822
Against								55,064
Abstain								328,334

TOTAL								11,652,220

Shareholder Meeting Date:  March 23, 2006